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Exhibit 4.10

ESCHELON OPERATING COMPANY
as Issuer

the guarantors named herein

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee

SUPPLEMENTAL INDENTURE

Dated as of December 31, 2004

8 3/8% Senior Second Secured Notes due 2010

        SUPPLEMENTAL INDENTURE, dated as of December 31, 2004, among Eschelon Operating Company (the "Issuer"), the Initial Guarantors (as defined herein), Eschelon Telecom of California, Inc., a Minnesota corporation ("ECI"), Business Productivity Solutions, Inc., a Minnesota corporation ("BPSI" and, together with ECI, the "Additional Guarantors"), and The Bank of New York Trust Company, N.A., as Trustee.

RECITALS

        WHEREAS, the Issuer, the Guarantors party thereto (the "Initial Guarantors" and, together with the Additional Guarantors, the "Guarantors") and the Trustee have entered into an Indenture, dated as of March 17, 2004 (as amended or supplemented, the "Indenture"), pursuant to which the Issuer has issued $165 million aggregate principal amount at maturity of 8 3/8% Senior Second Secured Notes due 2010 (the "Notes") and the Initial Guarantors previously have jointly and severally guaranteed on a senior subordinated basis (the "Initial Guarantees") certain obligations of the Issuer in respect of the Notes pursuant to the Indenture and a Notation of Guarantee executed and delivered by them;

        WHEREAS, Section 9.01 of the Indenture provides that the Issuer, the Initial Guarantors and the Trustee may amend or supplement the Indenture in order to provide for the issuance of an additional guarantee (an "Additional Guarantee" and, together with the Initial Guarantees, the "Guarantees") pursuant to this Supplemental Indenture and an additional Notation of Guarantee (the "Additional Notation of Guarantee") without the consent of the Holders of the Notes;

        WHEREAS, the Issuer, the Initial Guarantors, the Additional Guarantors and the Trustee now wish to supplement the Indenture in order to provide for the issuance of Additional Guarantees by the Additional Guarantors as described above;

        WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Issuer, the Initial Guarantors, the Additional Guarantors and the Trustee have been done to make this Supplemental Indenture a valid and binding agreement of the Issuer, the Initial Guarantors, the Additional Guarantors and the Trustee, in accordance with its terms, and to make the Additional Notations of Guarantee, when duly issued and executed by the Guarantors, a valid and binding agreement of the Guarantors:

ARTICLE 1

        SECTION 1.01.    Supplemental Indenture.

        This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuer, the Guarantors and the Trustee.

ARTICLE 2

        SECTION 2.01.    Indenture.

        From this date, in accordance with the Indenture and by executing this Supplemental Indenture and the Additional Notation of Guarantee, the Guarantors whose signatures appear below are subject to the relevant provisions of the Indenture relating to Guarantors to the extent provided for therein, including, without limitation, in Article 10 thereunder.

        SECTION 2.02.    Additional Guarantee.

        Without limiting the generality of the foregoing, each of the Additional Guarantors hereby unconditionally, jointly and severally with each other Guarantor, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (i) the principal of and interest and any other amounts due on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, on the Notes and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Article Ten of the Indenture.

ARTICLE 3

        SECTION 3.01.    Notes and Guarantees.

        Except as specifically modified herein, the Indenture, the Notes and the Guarantees are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

        SECTION 3.02.    Trustee.

        Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

ARTICLE 4

        SECTION 4.01.    Governing Law.

        THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        SECTION 4.02.    Successors.

        All agreements of the Issuer and the Guarantors, if any, in this Supplemental Indenture, if any, shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        SECTION 4.03.    Duplicate Originals.

        All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

        [signature page follows]

SIGNATURES

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

THE COMPANY
ESCHELON OPERATING COMPANY
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
THE INITIAL GUARANTORS
ESCHELON TELECOM, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
ESCHELON TELECOM OF MINNESOTA, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
ESCHELON TELECOM OF WASHINGTON, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
ESCHELON TELECOM OF COLORADO, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
ESCHELON TELECOM OF NEVADA, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
ESCHELON TELECOM OF UTAH, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
ESCHELON TELECOM OF OREGON, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO

ESCHELON TELECOM OF ARIZONA, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
THE ADDITIONAL GUARANTORS
ESCHELON TELECOM OF CALIFORNIA, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
BUSINESS PRODUCTIVITY SOLUTIONS, INC.
By:	/s/ Geoffrey M. Boyd
Name: Geoffrey M. Boyd
Title: CFO
TRUSTEE
THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee
By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

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RECITALS
ARTICLE 1
ARTICLE 2
ARTICLE 3
ARTICLE 4
SIGNATURES